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EXHIBIT 2.12

AGREEMENT AND PLAN OF MERGER

dated as of July 26, 1999

between

COMMUNITY FIRST BANKSHARES, INC.

and

RIVER BANCORP, INC.

i

	(y)	Information Supplied	12
	(z)	Agreements with Bank Regulators	12
	(aa)	Year 2000	12
3.2	Representations and Warranties of CFB		13
	(a)	CFB Organization	13
	(b)	Reports	13
	(c)	Enforceability	13
ARTICLE 4 COVENANTS OF RIVER AND CFB			13
4.1	Covenants of River		13
	(a)	Ordinary Course	13
	(b)	Shareholder Meeting	14
	(c)	Shareholder Information	14
	(d)	Confidential Information	14
	(e)	Benefit Plans	14
	(f)	Insurance	15
	(g)	Pooling Restrictions	15
	(h)	Financial Statements	15
	(i)	Additional Covenants of River	15
4.2	Covenants of CFB		18
	(a)	Ordinary Course	18
	(b)	Application	18
	(c)	Listing	18
	(d)	Prospectus	18
	(e)	Confidential Information	19
	(f)	Director and Officer Indemnification	19
	(g)	Rules 144 and 145(d)	19
4.3	Covenants of River and CFB		19
	(a)	Other Actions	19
	(b)	Advice of Changes and Government Filings	19
	(c)	Title to Property	19
	(d)	Environmental Assessment	20
ARTICLE 5 ADDITIONAL AGREEMENTS			20
5.1	Access to Information		20
5.2	Affiliates		20
5.3	Employee Benefit Plans		20
5.4	Expenses		21
5.5	Additional Agreements and Best Efforts		21
ARTICLE 6 CONDITIONS PRECEDENT			21
6.1	Conditions to Each Party's Obligation to Effect the Merger		21
	(a)	Stockholder Approval	21
	(b)	Approvals	21
	(c)	No Injunctions, Restraints or Illegality	21
	(d)	No Unduly Burdensome Condition	21
6.2	Conditions to Obligations of CFB		22
	(a)	Representations and Warranties	22
	(b)	Performance of Obligations of River	22
	(c)	Pooling Letter	22
	(d)	Legal Opinion	22
6.3	Conditions to Obligations of River		22
	(a)	Representations and Warranties	22

ii

	(b) Performance of Obligations of CFB	22
	(c) Consents Under Agreements	22
	(d) Legal Opinion	23
ARTICLE 7 TERMINATION AND AMENDMENT		23
7.1	Termination	23
7.2	Effect of Termination	23
7.3	Amendment	23
7.4	Extension and Waiver	23
ARTICLE 8 GENERAL PROVISIONS		24
8.1	Non-Survival of Representations and Warranties	24
8.2	Notices	24
8.3	Interpretation	24
8.4	Counterparts	24
8.5	Entire Agreement	24
8.6	Third Party Beneficiaries	24
8.7	Rights of Ownership	25
8.8	Publicity	25
8.9	Assignment	25
8.10	Enforcement of Agreement	25
EXHIBITS
EXHIBIT 1.1A	—	Certificate of Merger
EXHIBIT 1.1B	—	Articles of Merger
EXHIBIT 2.1(c)	—	Illustrations of Calculation of Exchange Rates
EXHIBIT 3.1	—	River Disclosure Schedule
EXHIBIT 3.2	—	CFB Disclosure Schedule
EXHIBIT 4.1(e)	—	Other Agreements
EXHIBIT 5.2	—	Affiliate Agreement
EXHIBIT 6.2	—	Faegre & Benson L.L.P. Opinion
EXHIBIT 6.3	—	Lindquist & Vennum P.L.L.P. Opinion

iii

AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER is dated as of July    , 1999 (the "Agreement"), by and between Community First Bankshares, Inc., a Delaware corporation ("CFB"), and River Bancorp, Inc., a Minnesota corporation ("River") and made with respect to the following recitals.

    WHEREAS, the Boards of Directors of CFB and River have approved, and deem it advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which River will be merged with and into CFB (the "Merger"); and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

    1.1  Effective Time of the Merger.  Subject to the provisions of this Agreement, (i) a certificate of merger in substantially the form as attached hereto as Exhibit 1.1A shall be duly prepared, executed and acknowledged by CFB and River and thereafter delivered for filing to the Secretary of State of the State of Delaware, as provided in the Delaware Corporation Law (the "Delaware Law") on the Closing Date (as defined in Section 1.2); and (ii) articles of merger in substantially the form as attached hereto as Exhibit 1.1B shall be duly prepared, executed and acknowledged by CFB and River and thereafter delivered for filing to the Secretary of State of the State of Minnesota, as provided in the Minnesota Business Corporation Act (the "Minnesota Act") on the Closing Date. The Merger shall become effective at the date and time specified in the certificate of merger and the articles of merger (the "Effective Time").

    1.2  Closing.  Subject to the terms and conditions hereof, the closing of the Merger (the "Closing") will take place prior to the Effective Time and after the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in Article 6 hereof. The Closing will take place at the offices of Lindquist & Vennum P.L.L.P., at 4200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota, unless another time, date or place is agreed to in writing by the parties hereto. Each of the parties shall use its reasonable best efforts to cause the Closing to be completed within 30 days after the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement.

    1.3  Effects of the Merger.

      (a) At the Effective Time: (i) the separate existence of River shall cease and River shall be merged with and into CFB; (ii) the Certificate of Incorporation of CFB, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (as hereinafter defined) until duly amended in accordance with applicable law; (iii) the By-laws of CFB, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law; (iv) the members of Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of CFB holding office immediately prior to the Effective Time.

      (b) At the Effective Time: (i) the holders of the outstanding capital stock of CFB shall continue as shareholders of the Surviving Corporation; and (ii) the holders of certificates representing shares of

  River Common Stock (as defined in Section 2.1(a) below) shall cease to have any rights as shareholders of River, except such rights, if any, as they may have pursuant to Section 302A.471 of the Minnesota Act, and their sole right shall be the right to receive (A) the number of whole shares of CFB Common Stock (as defined in Section 2.1(a) below) into which their shares of River Common Stock have been converted in the Merger as provided herein (together with any dividend payments with respect thereto, to the extent provided in Section 2.2(c) below), and (B) the cash value of any fraction of a share of CFB Common Stock into which their shares of River Common Stock have been converted as provided herein.

      (c) As used in this Agreement, the term "Constituent Corporations" shall mean River and CFB. The term "Surviving Corporation" shall mean CFB, after giving effect to the Merger.

      (d) At and after the Effective Time, the Merger will have the effects set forth in Section 252 of the Delaware Law.

    1.4  Calculation of River Value.

      (a) As of the "Determination Date" (as hereinafter defined), River shall prepare a consolidated balance sheet of River in accordance with generally accepted accounting principles, but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such financial statements (the "Determination Date Financial Statements"). The Determination Date Financial Statements shall be prepared and delivered to CFB not less than five (5) business days prior to the Effective Time, so that CFB and its accountants may review and confirm their accuracy. For purposes of this Agreement, the "River Value" shall be equal to the total consolidated tangible assets of River minus the total consolidated liabilities of River, as reflected on the Determination Date Financial Statements, prepared in accordance with this Section 1.4. "River Value" shall take into account, without limitation, any and all tax liability or balance sheet adjustments that will be incurred or required to be recognized as a result of the termination of S-elections by River and its subsidiary Bank upon consummation of the Merger. Total consolidated liabilities of River shall include, without limitation, provisions for (i) income and real property taxes, (ii) the expenses of preparation of final tax returns or reports of River and (iii) all anticipated transaction expenses.

      (b) As used herein, the "Determination Date" shall be the last day of the month immediately preceding the month in which the Effective Time occurs; provided, however, that in the event the Effective Time shall be within the first ten days of a calendar month, the "Determination Date" shall be the last day of the month next preceding the month in which the Effective Time occurs, and income for the period between the Determination Date and the Effective Time occurs shall be determined by multiplying the number of days in the period by the average daily net income (determined by dividing year-to-date net income through the Determination Date by the number of days from January 1, 1999 to the Determination Date).

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

    2.1  Effect on Capital Stock.

      (a)  Conversion.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, $1.00 par value, of River ("River Common Stock"), each issued and outstanding share of River Common Stock, other than shares of River Common Stock held by persons who have taken all steps required to perfect their right to be paid the fair value of such shares under Section 302A.471 of the Minnesota Act, shall be exchanged for validly issued, fully paid and nonassessable shares of common stock of CFB, $.01 par value ("CFB Common Stock").

  The number of shares of CFB Common Stock exchanged for shares of River Common Stock shall be determined in accordance with Section 2.1(b). All such shares of River Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each River shareholder's certificate or certificates previously representing shares of River Common Stock (each a "River Certificate") shall be aggregated (if a single stockholder holds more than one River Certificate) and exchanged for a single certificate representing whole shares of CFB Common Stock and cash in lieu of any fractional share issued in consideration therefor upon the surrender of such River Certificates in accordance with Section 2.2, without any interest thereon. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CFB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in CFB's capitalization, then an appropriate and proportionate adjustment shall be made to the "Exchange Rate," as hereinafter defined, so that the number of shares of CFB Common Stock for which a share of River Common Stock shall be exchanged will equal the number of shares of CFB Common Stock that the holders of shares of River Common Stock would have received pursuant to such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change had the record date therefor been immediately following the Closing Date.

      (b)  Exchange Rate.  Subject to (i) the confirmation of the minimum River Value, as provided in Section 6.2(c) hereof and (ii) the limitations and conditions of Section 2.1(c) hereof, the aggregate number of shares of CFB Common Stock to be exchanged for all of the issued and outstanding shares of River Common Stock and any and all options, warrants and rights exercisable for or convertible into shares of River Common Stock (the "Merger Consideration") shall be 300,000 shares of CFB Common Stock.

      For purposes of this Agreement, the "Exchange Rate" shall be determined by dividing the Merger Consideration, as determined above, by the number of shares of River Common Stock outstanding or subject to option, warrant or other right of issuance, whether or not vested or accrued as of the Effective Time.

      All calculations will be rounded to four decimal places. Any fractional share of CFB Common Stock will be paid in cash in accordance with Section 2.2(e).

      (c)  Adjustments to Merger Consideration Based on CFB Trading Value.  Notwithstanding anything to the contrary in this Article 2, Merger Consideration shall be subject to modification as set forth below:

         (i) If the CFB Trading Value is less than $18 per share, then the number of shares of CFB Common Stock to be issued in exchange for all of the issued and outstanding shares of River Common Stock shall be determined by dividing $5,400,000 by the CFB Trading Value.

        (ii) If the CFB Trading Value is greater than $22 per share, then the number of shares of CFB Common Stock to be issued for all of the issued and outstanding shares of River Common Stock shall be determined by dividing $6,600,000 by the CFB Trading Value.

      For purposes of this Agreement, the "CFB Trading Value" of the CFB Common Stock shall be the average of the per share closing price for the CFB Common Stock as reported by the Nasdaq Stock Market for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such 20 trading day period, shares of CFB Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend). Illustrations of the Exchange Rate calculations are attached as Exhibit 2.1(c) hereto and incorporated herein by reference.

      (d)  Adjustments to Exchange Rate Based on River Value.  River shall use its best efforts to distribute all amounts in excess of the minimum River Value (as provided in Section 6.2(c) hereof) to its shareholders on or before the Determination Date. In the event that the River Value, calculated in accordance with Section 1.4, above, shall be greater than $2,012,605, then, at the election of River and subject to the requirements of Section 6.2(d) hereof, either (i) the difference shall be paid by special dividend to River shareholders immediately prior to the Determination Date or (ii) the Merger Consideration determined in accordance with Sections 2.1(b) and (c) shall be subject to increase. The amount of increase shall be determined by (i) subtracting the difference between the River Value and $2,012,605, and then (ii) dividing such difference by the CFB Trading Value. In the event that the River Value, calculated in accordance with Section 1.4, above, shall be less than $2,012,605, then the Merger Consideration shall be reduced. The amount of reduction shall be determined by subtracting the difference between $2,012,605 and the River Value, and then dividing such difference by the CFBX Trading Value.

      (e)  Shareholders' Right of Dissent.  Any holder of shares of River Common Stock who does not vote in favor of the Merger at the meeting of shareholders of River called to vote on the Merger and has given notice in writing to the presiding officer prior to or at the meeting of his or her objection to the proposed corporate action shall be entitled to demand to receive the fair value of the River Common Stock so held by him or her, in accordance with Section 302A.471 of the Minnesota Act.

    2.2  Exchange of Certificates.

      (a)  Exchange Agent.  At the Closing, CFB shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of River Common Stock, certificates dated the Closing Date representing the shares of CFB Common Stock and the cash to be paid in lieu of fractional shares (such cash and certificates for shares of CFB Common Stock together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued and paid pursuant to Section 2.1 in exchange for the outstanding shares of River Common Stock.

      (b)  Exchange Procedures.  At the Closing CFB shall deliver to each holder of record of a River Certificate or River Certificates (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the River Certificate(s) shall pass, only upon delivery of the River Certificate(s) to the Exchange Agent and which shall be in such form and have such other provisions as CFB and River may reasonably specify not later than five business days before the Closing Date and (ii) instructions for use in effecting the surrender of the River Certificate(s) in exchange for a certificate representing shares of CFB Common Stock and the cash to be paid in lieu of any fractional share. Upon surrender of a shareholder's River Certificate or River Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such River Certificate(s) shall be entitled to receive in exchange therefor (1) a certificate representing the number of whole shares of CFB Common Stock and (2) a check representing the amount of the cash to be paid in lieu of a fractional share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the River Certificate(s) surrendered, as provided in Section 2.2(c) below, and the River Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of River Certificates. In the event of a transfer of ownership of River Common Stock which is not registered in the transfer records of River, a CFB Certificate representing the proper number of shares of CFB Common Stock, together with a check for the cash to be paid in lieu of a fractional share, may be issued to such a transferee if the River Certificate representing such River Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer.

      (c)  Distributions and Voting.  The Exchange Agent shall receive and hold, for distribution without interest to the first record holder of the certificate or certificates representing shares of River Common Stock, all dividends and other distributions paid on shares of CFB Common Stock held in the Exchange Agent's name as agent. Holders of unsurrendered River Certificates shall not be entitled to vote after the Closing Date at any meeting of CFB shareholders until they have exchanged their River Certificates.

      (d)  Transfers.  After the Effective Time, there shall be no transfers on the stock transfer books of River of the shares of River Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, River Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the shares of CFB Common Stock and cash, in an amount as determined in accordance with the provisions of Section 2.1(a) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement. River Certificates surrendered for exchange by any person constituting an "affiliate" of River for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until CFB has received a written agreement from such person as provided in Section 5.2.

      (e)  Fractional Shares.  No fractional shares of CFB Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share, cash adjustments will be paid to holders in respect of any fractional share of CFB Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Trading Value of a share of CFB Common Stock. For purposes of calculating fractional shares, a holder of River Common Stock with more than one River Certificate shall receive cash only for the fractional share remaining after aggregating all of its, his or her River Common Stock to be exchanged.

      (f)  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof and any CFB Common Stock) that remains unclaimed by the shareholders of River for 12 months after the Closing Date shall be paid to CFB. Any shareholders of River who have not theretofore complied with this Article 2 shall thereafter look only to CFB for payment of their shares of CFB Common Stock, and cash in an amount as determined in accordance with the provisions of Section 2.1(a) and this Section 2.2, without any interest thereon. Notwithstanding the foregoing, none of CFB, the Exchange Agent nor any other person shall be liable to any former holder of shares of River Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (g)  Withholding Rights.  CFB shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of River common stock such amounts as CFB is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CFB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the River Common Stock in respect of which such deduction and withholding was made by River Common Stock.

      (h)  Lost or Destroyed Certificates.  In the event any River Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such River Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as CFB may direct as indemnity against any claim that may be made against it with respect to such River Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed River Certificate the shares of CFB Common Stock, and cash in an amount as determined in accordance with the provisions of Section 2.1(a) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement.

    2.3  River Stock Options.  On or before the Effective Time, River shall provide for the acceleration and exercise of all such options, warrants and rights or their termination and written release of River from further liability thereunder. At the Effective Time, each option granted by River to purchase shares of River Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent any right to acquire shares of River Common Stock or CFB Common Stock.

    2.4  Stock Transfer Books.  At the Effective Time, the stock transfer books of River shall be closed and there shall be no further registration of transfers of shares of River Common Stock thereafter on the records of River. From and after the Effective Time, the holders of certificates evidencing ownership of shares of River Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by law. On or after the Effective Time, any certificates presented to the Exchange Agent or CFB for any reason shall be converted into shares of CFB Common Stock in accordance with this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

    3.1  Representations and Warranties of River.  In order to induce CFB to enter into this Agreement, River represents and warrants to CFB, in all material respects, as of the date of this Agreement (except as otherwise expressly provided), as follows, except as disclosed on the attached Exhibit 3.1 (the "River Disclosure Schedule"):

      (a)  Subsidiary Organizations.  River's sole subsidiary is Northland Security Bank (the "Bank"). The Bank is a banking corporation duly organized and validly existing and in good standing under the laws of the State of Minnesota. River owns all of the shares of stock of the Bank, free and clear of any liens or encumbrances. The authorized capital of the Bank consists of 1,000 shares of voting common stock, par value $100 per share, of which 1,000 shares of stock are presently issued and outstanding, all of which have been validly issued, fully paid and non-assessable, and there are no stock options or other commitments outstanding pursuant to which the Bank is obligated to issue additional shares of such stock or purchase or redeem any outstanding shares of such stock.

      (b)  River Organization.  River is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with authorized capital stock consisting of 100,000 shares of common stock (the "River Common Stock"), $1.00 par value per share, of which 10,000 shares are issued and outstanding and none are subject to options. All of the shares of River Common Stock issued and outstanding have been validly issued, fully paid and non-assessable. There are no options, warrants or other commitments outstanding pursuant to which River is or could become obligated to issue additional shares (the "River Options"). River has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged, except where the failure to have any such power, authority, charter, license or franchise would not reasonably be expected to have a material adverse effect on the business, operations, prospects or financial condition of River. River is registered as a company under Section 1841 of Title 12, United States Code, as amended (the "Bank Holding Company Act" or "BHCA"). River has no direct or indirect subsidiaries except the Bank and is not a partner to any partnership.

      (c)  Enforceability.  Subject only to the required approval of the Merger by the shareholders of River, River has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by River and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of River. Subject to approval by the River shareholders and of government agencies and other governing bodies having regulatory authority over River or the Bank, as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of River, enforceable against it in accordance with its terms.

      (d)  Reports.  River and the Bank have filed all reports, registrations, applications and statements, together with any required amendments thereto, that they were required to file with (i) the Securities and Exchange Commission ("SEC"), (ii) the Board of Governors of the Federal Reserve (the "Federal Reserve Board"), (iii) the Federal Deposit Insurance Corporation (the "FDIC"), and (iv) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "River Reports." As of their respective dates, the River Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (e)  Limitation of Bank's Powers.  There are no proceedings or actions pending by any federal or state regulatory body having authority over the Bank to limit or impair any of its powers, rights or privileges, to terminate deposit insurance or to dissolve the Bank. The Bank has not received any written protest, complaint or criticism in the last three years by the public or any regulatory agency relating to the Bank's performance under the Community Reinvestment Act or any other consumer protection statute or regulation.

      (f)  Corporate Records.  River's Articles of Incorporation and Bylaws, and the Bank's Certificate of Incorporation and Bylaws are each unchanged from the form in which they were delivered to CFB on or before the date of this Agreement. The minute books of River and the Bank contain reasonably complete and accurate records of all meetings and corporate actions of each of their respective shareholders and Boards of Directors (including committees of the Boards of Directors).

      (g)  Insured Status of Bank.  The Bank is an insured bank under the provisions of Chapter 16 of Title 12, United States Code, known as the "Federal Deposit Insurance Act," and no act or default on the part of the Bank exists that could reasonably be expected to have a material adverse effect on its status as an insured bank thereunder. The Bank possesses and is in full compliance with all licenses, franchises, permits and other governmental authorizations that are legally required to hold its properties or conduct its business, except where the failure to possess any such licenses, franchises, permits or other governmental authorizations would not reasonably be expected to have a material adverse effect on River or the Bank.

      (h)  No Default or Creation of Liens.  Neither the execution and delivery of this Agreement, nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which River or the Bank may be subject, any of the "Material Contracts," as hereinafter defined, or the Certificate of Incorporation, Articles of Incorporation and Bylaws of River or the Bank, or constitute an event that, with the lapse of time or action by a third party, would result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the River Common Stock or the Bank's capital stock.

      (i)  Financial Statements.  The following financial statements of the Bank and River (each, a "Financial Statement") have been delivered to CFB and are incorporated by reference herein:

         (i) The Consolidated Reports of Condition and Income of the Bank as of December 31 for each of the years 1996, 1997 and 1998 and the period ending March 31, 1999; and

        (ii) The consolidated financial statements of River, prepared in the ordinary course of business for each of the years ended December 31, 1996, 1997 and 1998.

    Each of the aforementioned financial statements is true and correct in all material respects, and together they fairly present, (on a consistent basis except as disclosed in the footnotes thereto and except that the unaudited financial statements are subject to any adjustments which might be required as a result of an examination by independent accountants) the financial position and results of operation of River and the Bank as of the dates and for the periods therein set forth. To the knowledge of River, such financial statements did not, as of the date of the preparation thereof, include any material assets or omit to state any material liability, absolute or contingent, the inclusion or omission of which renders such financial statements, in light of the circumstances in which they were made, misleading in any material respect.

      (j)  Material Adverse Change.  Since December 31, 1998, there has been no material adverse change in the financial condition, results of operation or business of River or the Bank, taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally, or changes in general economic conditions that affect the banking industry on a nationwide basis, including changes in the general level of interest rates).

      (k)  Fidelity Insurance.  The Bank is insured under a Banker's Blanket Bond which is in full force and effect and the Bank has not received notice of cancellation or non-renewal thereof, or filed any claim thereunder during the past five years. There are no unresolved claims.

      (l)  Employment Contracts.  Neither River nor the Bank is a party to or bound by any written or oral (i) employment or consulting contract that is not terminable without penalty by River or the Bank on 30 days' or less notice or (ii) any collective bargaining agreement covering employees. River and the Bank are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. There is no unfair labor practice complaint against River or the Bank pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting River or the Bank. No grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against River or the Bank. Neither River nor the Bank is experiencing any material work stoppage.

      (m)  Employee Benefits.  The River Disclosure Schedule lists every employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which River or the Bank maintains or to which River or the Bank contributes on behalf of current or former employees of River or the Bank. All of the plans and programs listed in Section 3.1(m) of the River Disclosure Schedule (hereinafter referred to as the "Plans") are in compliance in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws. Each of the Plans that is a defined benefit pension plan has assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis, using appropriate interest and discount rates. None of the Plans has engaged in a "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, none of the Plans which is subject to Title IV of ERISA or any trust created thereunder has been terminated nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Plan and none of the Plans has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code.

      River has delivered to CFB copies of (i) each Plan or if no plan document exists, a written summary of the material terms thereof, (ii) current summary plan descriptions of each Plan for which they are required, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each Plan for which they are required, (v) the most recent determination letter issued by the IRS with respect to each Plan that is intended to qualify under Section 401 of the Code, and (vi) the most recent available financial statements for each Plan that has assets.

      (n)  Litigation.  No claims have been asserted by written notice to River or the Bank and no relief has been sought against River, the Bank, or any of the Plans in any pending litigation or governmental proceedings or otherwise. Neither River nor the Bank is a party to any unsatisfied order, judgment or decree which is adverse to River or the Bank, and neither River nor the Bank nor any Plan (i) is the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority; or (ii) has made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition. To the knowledge of River, there do not exist facts that would reasonably be expected to give rise to a material claim against River, the Bank, or any Plan after the Closing Date.

      (o)  Taxes.  River and the Bank have filed all federal and state income tax returns and all other returns with respect to any taxes, either federal, state or local, which it is required to have filed; said returns have been correctly and accurately prepared; all taxes reflected thereon have been paid or adequately accrued or reserved for; no notice of any deficiency, assessments or additions to tax have been received by River or the Bank; neither River nor the Bank has waived any statute of limitations with respect to any taxes reflected on said returns; and deferred taxes have been properly reflected on the Financial Statements. There are no other taxes of any kind or character for which River or the Bank is or may be liable which are now past due, delinquent and/or unpaid. Neither River nor the Bank has made any payments, or been a party to an agreement that under any circumstances could obligate it to make payments based upon the consummation of the transactions contemplated hereby constituting a change of the nature described in Section 280G of the Code, that are or will not be deductible because of Section 280G of the Code.

      (p)  Title to Property.  Each of River and the Bank have good and marketable title to all material assets and properties, whether real or personal, that it purports to own, including without limitation all real and personal assets and properties reflected on the most recent Financial Statement, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since such date) subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as noted in said Financial Statement; (ii) statutory liens for taxes not yet delinquent; (iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date hereof; and (v) such liens, mortgages, security interests, encumbrances and charges that are not in the aggregate material to the assets and properties of River or the Bank, as the case may be.

      (q)  Insurance Policies.  Each of the insurance policies listed on Disclosure Schedule, which constitute all insurance policies of River and the Bank as of the date of this Agreement, is in full force and effect, with all premiums due thereon on or prior to the date of this Agreement having been paid as and when due.

      (r)  Bank Property.  All buildings, structures, fixtures, and appurtenances comprising the premises of River and the Bank (the "Property") are in good condition, subject to ordinary wear and tear. Except for the facts set forth in the Assessment (as hereinafter defined), to the best knowledge of River, River and the Bank are, and have been at all times, in substantial compliance with all applicable Environmental Laws (as defined below), and have not engaged in any activity resulting in a material violation of any applicable Environmental Law. There are no underground or above ground storage tanks (whether or not currently in use) located on or under the Property, and no underground tank previously located on the Property has been removed therefrom. To the best knowledge of River, there is no legal, administrative, or other proceeding, claim, investigation inquiry, order, hearing or action of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on River or the Bank of any liability arising from any violation of or obligation under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Environmental Laws"), pending or threatened against River or the Bank; to the knowledge of River and except for the facts set forth in the Assessment, there is no reasonable basis for any such proceeding, claim, investigation, inquiry, order, hearing or action; and neither River nor the Bank is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. No claims have been made by any governmental authority or third party against River or the Bank relating to damage, contribution, cost recovery, compensation, loss or inquiry resulting from any violation of or obligation under any Environmental Law.

      (s)  Conduct of Business.  Except for the facts set forth in the Assessment, River and the Bank are in compliance in all material respects with all laws, regulations and orders (including zoning ordinances) applicable to them and to the conduct of their business, including without limitation, all statutes, rules and regulations pertaining to the conduct of the Bank's banking activities (including the exercise of fiduciary and trust powers), except where the failure to comply would not reasonably be expected to have a material adverse effect on River or the Bank.

      (t)  Internal Controls and Records.  River and the Bank maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are in all material respects, executed in accordance with its management's general or specific authorization. There is no amendment to any lending agreement, collateral document or security which is not fully reflected in the books and records of River and the Bank.

      (u)  Loan Allowance and Documentation.  The Bank's consolidated allowance for losses on loans included in the Financial Statements as of March 31, 1999 was $227,292, representing 0.86% of its total consolidated loans held in portfolio. The amount of such allowance for losses on loans was adequate to absorb reasonably expectable losses in the loan portfolio of the Bank. After due inquiry as to potential losses, and based upon past loan experience, the executive officers of the Bank know of no facts which would indicate that the portion of the loan portfolio of the Bank as of March 31, 1999 in excess of such reserves is not fully collectible in accordance with the terms of the documentation relating to the loans in such portfolio. The documentation relating to loans made by the Bank and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit). There are no loans, leases, other extensions of credit or commitments to extend credit of the Bank that have been or should in accordance with generally accepted accounting principles, have been classified by the Bank as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. To the best knowledge of River, River has provided to CFB true, correct and complete in all material respects such written information concerning the loan portfolio of the Bank as CFB has requested.

      (v)  Leases and Contracts.  Neither River nor the Bank is a party to or bound by any written or oral (i) lease or license with respect to any property, real or personal, with a value in excess of $25,000, whether as a lessor, lessee, licensor or licensee; (ii) contract or commitment for capital expenditures in excess of $25,000 for any one project or $50,000 in the aggregate; (iii) contract or commitment for total expenses in excess of $25,000 made in the ordinary course of business for the purchase of materials, supplies, or for the performance of services for a period of more than 180 days from the date of this Agreement; (iv) contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; or (v) any other contract, agreement or understanding which is not terminable by River or the Bank without additional payment or penalty within 60 days and obligates River or the Bank for payments or other consideration with a value in excess of $25,000 (all such agreements, contracts, and commitments collectively are herein referred to as the "Material Contracts"). Each of the Bank and River have performed in all material respects all obligations required to be performed by them to date, and are not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under any of the Material Contracts to which the Bank or River is a party or by which the Bank or River is bound. Each of the Material Contracts is a valid and legally binding obligation of River or the Bank and the other party or parties thereto, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought.

      (w)  Shareholder Lists.  River has furnished to CFB a shareholder list as of the date set forth therein and other documentation that together therewith (i) sets forth the record name and number of shares held by each holder of common stock of River and (ii) identifies each shareholder who is an officer or director of the Bank or River.

      (x)  Bank Principals.  No director or executive officer of River or the Bank, nor any holder of ten percent or more of the outstanding capital stock of River, nor any affiliate of such person as that term is defined under 12 USC 371(c) ("Bank Principal") (i) is or has during the period subsequent to December 31, 1996, been a party (other than as a depositor) to any transaction with any of the Bank, whether as a borrower or otherwise, which (a) was made other than in the ordinary course of business; (b) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions for other persons; or (c) involves more than the normal risk of collectibility or presents other unfavorable features; or (ii) is a party to any loan or loan commitment, whether written or oral, from the Bank involving an amount in excess of $10,000. No Bank Principal holds any position with any depository organization other than with the Bank or with River. For the purposes of this provision, the term "depository organization" means a commercial bank (including a private bank), a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository organization holding company.

      (y)  Information Supplied.  None of the information supplied or to be supplied by River or the Bank to the River stockholders for the meeting of stockholders of River to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

      (z)  Agreements with Bank Regulators.  Neither River nor the Bank: (i) is a party to any written agreement or memorandum of understanding with; (ii) is subject to any order or directive by; (iii) is subject to any extraordinary supervisory letter from; or (iv) has adopted any Board resolutions at the request of, federal or state governmental entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has River been advised that any Bank Regulator is contemplating issuing or requesting any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

      (aa)  Year 2000.  All "mission critical" systems of the Bank and River are "year 2000 compliant," in accordance with applicable FFIEC Interagency Statements and related releases.

    3.2  Representations and Warranties of CFB.  In order to induce River to enter into this Agreement, CFB represents and warrants to River, in all material respects, as of the date of this Agreement (except as otherwise expressly provided) as follows, except as disclosed on the attached Exhibit 3.2 (the "CFB Disclosure Schedule"):

      (a)  CFB Organization.  CFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with authorized capital stock consisting of 80,000,000 shares of common stock, par value of $.01 per share, of which 47,128,274 shares were issued and outstanding as of March 31, 1999 and 2,000,000 shares of preferred stock, no shares of which were issued and outstanding as of December 31, 1998. CFB has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged, except where the failure to have any such power, authority, charter, license or franchise would not reasonably be expected to have a material adverse effect on CFB. CFB is registered as a company under the Bank Holding Company Act. The shares of CFB Common Stock to be issued pursuant to this Agreement have been duly authorized and will be validly issued pursuant to a registration statement filed and declared effective by the SEC, fully paid and non-assessable, and subject to no restrictions upon transferability other than Rule 144 and 145(d) of the SEC and requirements for qualification for pooling accounting treatment.

      (b)  Reports.  CFB and its subsidiaries have filed all reports, registrations, applications and statements, together with any required amendments thereto, that they were required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "CFB Reports." As of their respective dates, the CFB Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CFB has timely filed with the SEC all reports, statements and forms required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      (c)  Enforceability.  The execution, delivery and performance of this Agreement by CFB and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of CFB. Subject to approval by the government agencies and other governing bodies having regulatory authority over CFB as may be required by statute or regulation, this Agreement constitute valid and binding obligations of CFB, enforceable against it in accordance with their respective terms. This Agreement does not require the approval of CFB shareholders.

ARTICLE 4

COVENANTS OF RIVER AND CFB

    4.1  Covenants of River.  During the period from the date of this Agreement and continuing until the Effective Time, River agrees as follows:

      (a)  Ordinary Course.  Except as otherwise required under this Agreement or by CFB, River and the Bank shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect. River shall not, nor shall it permit the Bank to (i) enter into any new material line of business, (ii) increase or decrease the current number of the directors of River or any Subsidiary, (iii) change its or the Bank's lending, investment, liability management or other material banking or financial policies in any respect that is material to such party; or (iv) incur or commit to any capital expenditures (or any obligations or liabilities in connection therewith) other than capital expenditures (and obligations or liabilities in connection therewith) incurred or committed to in accordance with the current capital budget of River or the Bank, a copy of which has been provided to CFB as of the date hereof.

      (b)  Shareholder Meeting.  River will cause a meeting of its shareholders to be duly called and held not later than 45 days from the date hereof and will direct that this Agreement be submitted to a vote at such meeting. River will (i) cause proper notice of such meeting to be given to its shareholders in compliance with Minnesota Law and other applicable laws and regulations; (ii) subject to the fiduciary responsibilities of its Directors, recommend by the affirmative vote of a majority of the Board of Directors a vote in favor of approval of this Agreement; and (iii) subject to the fiduciary responsibilities of its Directors, use its best efforts to solicit from its shareholders proxies in favor thereof.

      (c)  Shareholder Information.  River shall provide such information to its shareholders (including financial statements) as required by applicable law and regulation and the Articles of Incorporation and Bylaws of River, for distribution to River shareholders in connection with the meeting called to consider and vote upon the proposal. River shall also provide all information requested by CFB in connection with any statement or application made by CFB to any governmental body in connection with the Merger. River agrees promptly to advise CFB if at any time prior to the Effective Date of the Merger, any information provided by or on behalf of River becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

      (d)  Confidential Information.  River will hold in confidence all documents and nonpublic information concerning CFB and its subsidiaries furnished in connection with the Merger and will not release or disclose such information to any other person, except as required by law and except to River's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the Merger contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with CFB (except to the extent that such information can be shown to be previously known to River, in the public domain, or later acquired by River from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to CFB.

      (e)  Benefit Plans.  River and the Bank shall terminate each of the agreements and arrangements with directors and/or officers identified on Exhibit 4.1(e), attached hereto, on a basis mutually agreeable to the parties to the respective agreement or arrangement, and shall fully expense or accrue as of the Determination Date Financial Statements, any resulting financial obligation or liability incurred. River and the Bank shall, to the extent legally permissible, take all action necessary or required (i) to terminate or amend, if requested by CFB, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Time; and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time.

      Except as otherwise required pursuant to this Section 4.1(e), River agrees as to itself and the Bank that it will not, without the prior written consent of CFB, (i) enter into, adopt, amend (except as may be required by law) or terminate any Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between River or the Bank and one or more of its directors or officers; provided, however, that River or the Bank may amend any of the Plans to reduce or eliminate a requirement of mandatory periodic contributions (provided that if any of the Plans do not have assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis, then River shall accrue on its Determination Date Financial Statements the amount by which any of the Plans are underfunded); (ii) except as provided in Section 4.1(i)(xix), below, increase in any manner the compensation of any director, officer, or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      (f)  Insurance.  River and the Bank shall maintain the insurance coverage (or coverage of a like kind and amount) referenced in Section 3.1(q) through the Effective Time.

      (g)  Pooling Restrictions.  River and the Bank shall take any and all action reasonably requested by CFB which are necessary, in the opinion of CFB's accountants, to qualify the Merger as a "pooling of interests" for accounting purposes. From and after the date of this Agreement, neither River nor the Bank shall take any action which, with respect to River, would disqualify the Merger as a "pooling of interests" for accounting purposes.

      (h)  Financial Statements.  River shall submit to CFB all quarterly and management prepared financial statements and any River Reports required for any periods ending at least 30 days before the Closing Date.

      (i)  Additional Covenants of River.  From the date of this Agreement to the Closing Date or the earlier termination of this Agreement, River, except with the prior written consent of CFB, or as specifically required under this Agreement, shall not, nor shall it allow the Bank to:

         (i) Sell or commit to issue or sell any shares of capital stock of River or the Bank, securities convertible into or exchangeable for capital stock of River or the Bank, warrants, options or other rights to acquire such stock, or enter into any agreement with respect to the foregoing;

        (ii) Redeem, purchase or otherwise acquire (except for trust account shares) directly or indirectly, any shares of capital stock of River or the Bank or any securities convertible or exercisable for any shares of capital stock of River or the Bank;

        (iii) Split, combine or reclassify any of capital stock of River or the Bank or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of River or the Bank;

        (iv) Borrow, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in any material amount;

        (v) Other than in the ordinary course of business, discharge or satisfy any material lien or encumbrance on the properties or assets of the Bank or pay any material liability;

        (vi) Mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable, and (C) liens and encumbrances which do not materially affect the value or interfere with the current use or ability to convey the property subject thereto or affected thereby;

       (vii) Sell, assign or transfer any tangible or intangible assets with a book value greater than $25,000, except in the ordinary course of business;

       (viii) Enter into any individual employment, agency or other contract or arrangement for the performance of personal services for an amount in excess of $25,000;

        (ix) Amend River's Articles of Incorporation, Bylaws or other governing documents;

        (x) Fail to maintain a reserve for loss and costs associated with those litigation matters reflected in Section 3.1(n) of the River Disclosure Schedule to the extent required by generally accepted accounting principles;

        (xi) Cancel any material debt or claim or waive any right of material value, except in the ordinary course of business;

       (xii) Repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution other than loans repurchased in compliance with all applicable laws and regulations;

       (xiii) Originate any loan which is thereafter participated to another financial institution providing for payment upon default on any basis other than pro rata;

       (xiv) Unless any of the Bank is under a legal obligation to do so, make or commit to make any further advances on any loan which is either in default or classified, whether such classification is a result of a federal or state bank regulatory examination or internal classification of substandard or lower by the Bank's officers or directors;

       (xv) (A) make, or agree to make, any secured loan for an amount in excess of $250,000 to any one borrower, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (B) make, or agree to make any additional loan or advance which, when combined with existing loans, would result in a secured loan in excess of $250,000 to any one borrower, unless said loan or advance is made pursuant to a properly documented and legally enforceable commitment of the Bank to the Borrower made prior to the date of this Agreement; (C) make, or agree to make, any unsecured loan for an amount in excess of $35,000 to any one borrower, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (D) make, or agree to make any additional loan or advance which, when combined with existing loans, would result in an unsecured loan in excess of $35,000 to any one borrower, unless said loan or advance is made pursuant to a properly documented and legally enforceable commitment of the Bank to the Borrower made prior to the date of this Agreement; (E) make, or agree to make any new loan or advance on any existing loan, except in conformity with the Bank's current loan policies; or (F) make any change with respect to the terms of any existing loan, except in the ordinary course of business (the provisions of parts A and C of this section shall not apply to renewals of existing loans not otherwise identified by CFB, advances under existing loans or increases to existing loans for an amount below the applicable limit set forth in parts A and C);

       (xvi) Make or agree to make any loan to any Bank Principal or any person, corporation or entity in violation of any state or federal law or regulation;

      (xvii) Incur any obligation or liability with respect to capital expenditures which is not provided for in the current capital budget and which exceeds $10,000 for any single matter or $25,000 in the aggregate;

      (xviii) Fail to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable, provided, that River or any Subsidiary may deposit an amount equal to any such taxes, in lieu of the payment thereof, into a reserve account, determined consistently with prior practices, from which such taxes will be paid when and to the extent they are found to be properly due and payable;

       (xix) Pay or commit to pay salary or other compensation to any of the officers, directors or employees of River or the Bank at a rate which exceeds 105% of aggregate compensation at March 31, 1999; provided, however, that River and the Bank may adopt and implement reasonable bonus or special compensation plans for the retention of employees through the Effective Time, the expense of which shall be accrued on the Determination Date Financial Statements;

       (xx) Except as otherwise required pursuant to Section 4.1(d), enter into, adopt, amend (except as may be required by law), terminate or make or grant any increase above current funding levels in any of the Plans (other than normal premium increases on current health care insurance);

       (xxi) Purchase or sell any bonds or other investment securities without prior written consent of CFB or make or agree to make any investment in violation of any federal law or regulation, except that the Bank may purchase U.S. Treasury or Agencies securities with maturity dates of 36 months or less;

      (xxii) Fail to charge and pay interest rates on loans and deposits, respectively, generally consistent with any Bank's prior practices and currently prevailing conditions in the Bank's marketplace;

      (xxiii) Fail to use its reasonable best efforts to comply with any law, rule, regulation or order applicable to the Bank and/or River if such failure would have a material adverse effect upon River;

      (xxiv) With respect to the Bank, fail to make all appropriate and required transfers to the Bank's loan loss reserves based upon existing policies of the Bank or at the request of any regulatory agency or, in any event, fail to maintain a loan loss allowance at least equal to $270,000;

      (xxv) Change any accounting methods, practices or procedures with respect to the accumulation and presentation of financial information, except as directed by applicable law or regulation or to conform with accounting standards;

      (xxvi) Fail to declare or pay any dividends or distributions with respect to its stock at a rate and in a manner consistent with recent prior practices;

     (xxvii) Fail to use its reasonable best efforts to obtain the consent or approval of each person (other than the government authorities referred to in Section 6.1(c)) whose consent or approval is required in order to permit a succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of River under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument;

     (xxviii) Initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or the Bank to take any such action; provided, however, that (i) River may, upon the request of one or more of its shareholders, register transfers of shares of River Common Stock and (ii) River's Board of Directors may provide (or authorize the provision of) information to, and may engage (or authorize) such negotiations or discussions with, any person, directly or through representatives, if [a] the Board of Directors, after having consulted with independent counsel, has determined in good faith that providing such information or engaging in such negotiations or discussions is reasonably required in order to properly discharge the directors' fiduciary duties in accordance with the Minnesota Act, [b] prior to furnishing such information to such person or engaging in such negotiations or discussions, River provides CFB with at least 7 days' notice to the effect that it is furnishing information to, or entering into negotiations or discussions with, such person, and [c] prior to furnishing such information to such person, River has received from such person an executed confidentiality agreement in customary form. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving River or the Bank: (i) any merger, consolidation, share exchange or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of its assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by River shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA or the Change in Bank Control Act with respect to River or the Bank; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of River; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

    4.2  Covenants of CFB.  During the period from the date of this Agreement and continuing until the Effective Time, CFB agrees as follows:

      (a)  Ordinary Course.  CFB shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

      (b)  Application.  Subject to the required cooperation of River and its affiliates, CFB shall use its reasonable best efforts to prepare and submit within thirty (30) days of the date hereof an application to the Federal Reserve Bank of Minneapolis for prior approval pursuant to Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended, of the proposed transaction, and to prosecute all required federal and state applications.

      (c)  Listing.  CFB will file all documents required to be filed to obtain approval for listing the CFB Common Stock to be issued pursuant to the Merger on the Nasdaq Stock Market, National Market System and use its best efforts to effect said listing.

      (d)  Prospectus.  CFB will furnish to River copies of a prospectus relating to the CFB common stock to be issued to River shareholders in the Merger (the "Prospectus"), to be sent to the shareholders of River. CFB agrees promptly to advise River if at any time prior to the Effective Date of the Merger, any information provided by CFB in the Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. At the time of mailing thereof to the River shareholders, at the time of the River shareholders' meeting referred to in Section 4.1(b) hereof and at the Effective Time of the Merger, the Prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the River shareholders' meeting.

      (e)  Confidential Information.  CFB will hold in confidence all documents and information concerning River and any Subsidiary furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with River (except to the extent that such information can be shown to be previously known to CFB, in the public domain, or later acquired by CFB from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to River.

      (f)  Director and Officer Indemnification.  CFB agrees to permit River to obtain an extended reporting period (otherwise known as "tail coverage") under River's existing director and officer liability policy, the expense of which shall be fully accrued by River as of the Determination Date. All rights to indemnification and limitations of liability that the directors and officers of River and the Bank may have as of the Effective Time, pursuant to their respective Articles of Incorporation and Certificate of Incorporation and their respective Bylaws, shall continue in full force and effect. As River's successor, CFB shall indemnify and hold the directors and officers of River harmless from and against any and all loss, liability and expense (including reasonable attorneys' fees) incurred as a result of service as an officer or director of River, to the fullest extent permitted by law.

      (g)  Rules 144 and 145(d).  From and for a period of one year after the Effective Time, CFB shall file all reports with the SEC necessary to permit the shareholders of River who may be deemed "underwriters" (within the meaning of Rule 145 under the Securities Act) of the CFB Common Stock to sell CFB Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) of the Securities Act if they would otherwise be so entitled.

    4.3  Covenants of River and CFB.  During the period from the date of this Agreement and continuing until the Effective Time, River and CFB agree as to themselves and their subsidiaries that, except as expressly contemplated or permitted by this Agreement, or to the extent that the parties shall otherwise consent in writing:

      (a)  Other Actions.  Unless such action is required by law, no party shall, nor shall permit any of its subsidiaries to, take any action that (i) is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article 6 not being satisfied or being in violation of any provision of this Agreement, or (ii) would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals (as defined in Section 5.2) without imposition of a condition or restriction of the type referred to in Section 6.1(e) hereof except, in every case, as may be required by applicable law or this Agreement.

      (b)  Advice of Changes and Government Filings.  Each party shall promptly advise the other orally and in writing of any change or event constituting a material breach of any of the representations, warranties or covenants of such party contained herein. Each party shall file all reports required to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. CFB, River and each subsidiary of CFB or River that is a bank shall file all call reports with the appropriate bank regulators and all other applications and other documents required to be filed with the appropriate bank regulators between the date hereof and the Closing Date and shall make available to the other party copies of all such reports promptly after the same are filed.

      (c)  Title to Property.  River agrees to deliver to CFB (at River's expense) within 30 days of the date hereof, a title insurance commitment for all real property owned by River or the Bank in the State of Minnesota (other than property held as OREO) (the "Title Commitments"). CFB shall have

  30 days after receipt by CFB's counsel of said Title Commitments within which to notify River, in writing, of CFB's objection to any exceptions (other than any exception of the type described in Section 3.1(n)(i) through (iv)) to the title shown in said Title Commitments. In the event of any such objection, then River shall have 30 days from the date of such objection within which to attempt to eliminate such objections to exceptions to title from the Title Commitment. In the event such objected to exceptions are not eliminated or satisfied to the reasonable satisfaction of CFB, CFB may terminate this Agreement pursuant to Section 7.1 hereof.

      (d)  Environmental Assessment.  River shall engage at its expense an independent, qualified environmental engineering firm, acceptable to CFB for the purpose of conducting a Phase I Hazardous Waste Assessment (the "Assessment") of all real properties owned or controlled by the Bank. CFB shall review and approve the scope of engagement for the Assessment, which shall satisfy ASTM's E-1527 Standard Practice and shall include a record review of publicly available federal, state and local sources of environmental records. The Assessment shall be completed within 30 days after the date hereof. CFB shall have a period of 30 days from the date of receipt of the written report of such Assessment to review such Assessment and give written notice to River stating either that (i) such Assessment is approved by CFB or (ii) such Assessment is not approved by CFB and the reasons therefor.

    If CFB gives a notice pursuant to (ii) above which sets forth specific objections to the Assessment, then CFB may, at its option, terminate this Agreement as of the date which is 60 days after the date of such notice unless during such 60 day period River corrects or satisfies such objections, or indemnifies CFB against loss, liability or expense, to the reasonable satisfaction of CFB.

ARTICLE 5

ADDITIONAL AGREEMENTS

    5.1  Access to Information.

    Upon reasonable notice and subject to applicable laws relating to the exchange of confidential information, River and CFB shall each (and cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of each, access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period, River and CFB shall (and shall cause each of its subsidiaries to) make available to the other: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which either party is not permitted to disclose under applicable law); and (b) all other information concerning its business, properties and personnel as either party may reasonably request. It is contemplated that CFB may conduct an examination of River and the Bank prior to the Closing Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement and verify the Determination Date Financial Statements.

    5.2  Affiliates.  River shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of River to deliver to CFB, as soon as practicable after the date hereof, and at least 32 days prior to the Closing Date, a written agreement substantially in the form of Exhibit 5.2.

    5.3  Employee Benefit Plans.  Each person who is an employee of the Bank as of the Effective Time ("Bank Employees") shall be participants in the employee welfare plans, and shall be eligible for participation in the pension plans of CFB, as in effect from time to time, subject to any eligibility requirements (with full credit for years of past service to the Bank, or to any predecessor-in-interest of the

Bank to the extent such service is presently given credit under the Plans of the Bank described in Section 3.1(k) hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each welfare plan immediately after the Effective Time and shall enter each pension plan not later than the first day of the calendar quarter which begins at least 180 days after the Effective Time. For the purpose of determining each Bank Employee's benefit for the year in which the Merger occurs under the CFB vacation program, vacation taken by a Bank Employee in the year in which the Merger occurs will be deducted from the total CFB benefit. Each Bank Employee shall be eligible for participation, as a new employee with the credit for past service described above, in the CFB Plans under the terms thereof.

    5.4  Expenses.  Except as otherwise stated herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expense, except as may be permitted by Section 7.2. All of the expenses (including but not limited to accountants' and attorneys' fees) incurred or to be incurred by River in connection with the Merger and not paid as of the Determination Date shall be estimated and accrued as expenses on the Determination Date Financial Statements.

    5.5  Additional Agreements and Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other party hereto, providing the other party hereto with any appropriate information and making all necessary filings in connection with the Requisite Regulatory Approvals.

ARTICLE 6

CONDITIONS PRECEDENT

    6.1  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

      (a)  Stockholder Approval.  This Agreement shall have been approved and adopted by the holders of the outstanding shares of River Common Stock, as required by the Minnesota Act and the Articles of Incorporation and Bylaws of River.

      (b)  Approvals.  Other than the filing provided for by Section 1.1, all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby shall have been filed, occurred or been obtained and all Requisite Regulatory Approvals shall be in full force and effect.

      (c)  No Injunctions, Restraints or Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

      (d)  No Unduly Burdensome Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated hereby, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon CFB, or any of its subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render the consummation of the Merger inadvisable, in the reasonable business judgment of the Board of Directors of CFB.

    6.2  Conditions to Obligations of CFB.  The obligation of CFB to effect the Merger are also subject to the satisfaction or waiver by CFB prior to the Effective Time of the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of River set forth in this Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except where the failure to be true and accurate in all material respects would not have or would not be reasonably expected to have a material adverse effect on River, and CFB shall have received a certificate signed on behalf of River by the chief executive officer and chief financial officer of River to such effect.

      (b)  Performance of Obligations of River.  River shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CFB shall have received a certificate signed on behalf of River by the chief executive officer and chief financial officer River to such effect.

      (c)  Pooling Letter.  CFB shall have received a letter from Ernst & Young L.L.P., in form and substance reasonably satisfactory to CFB, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date; in support of the Ernst & Young L.L.P. pooling letter, Ernst & Young L.L.P. and CFB shall have received a letter from River's accountants, in form and substance reasonably satisfactory to Ernst & Young L.L.P., confirming certain facts on behalf of River.

      (d)  Legal Opinion.  CFB shall have received the opinion of Faegre & Benson L.L.P., special counsel to River, dated the Closing Date, in substantially the form attached as Exhibit 6.2, and such opinion shall not have been withdrawn prior to the Effective Time.

    6.3  Conditions to Obligations of River.  The obligation of River to effect the Merger is also subject to the satisfaction or waiver by River prior to the Effective Time of the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of CFB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except as otherwise contemplated by this Agreement, and River shall have received a certificate signed on behalf of CFB by senior executive officers CFB to such effect.

      (b)  Performance of Obligations of CFB.  CFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and River shall have received a certificate signed on behalf of CFB by senior executive officers of CFB to such effect.

      (c)  Consents Under Agreements.  CFB shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which CFB or any of its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of River, individually or in the aggregate, have a material adverse effect on CFB or upon the consummation of the transactions contemplated hereby.

      (d)  Legal Opinion.  River shall have received the opinion of Lindquist & Vennum, P.L.L.P., counsel to CFB, dated the Closing Date, in substantially the form attached as Exhibit 6.3, and such opinion shall not have been withdrawn prior to the Effective Time.

ARTICLE 7

TERMINATION AND AMENDMENT

    7.1  Termination.  This Agreement may be terminated in writing at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of River, only in the following circumstances:

      (a) by mutual consent of CFB and River in a written instrument, if the Board of Directors of each so determines; or

      (b) by either CFB or River if (i) any Requisite Regulatory Approval shall have been denied; or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

      (c) by either CFB or River if the Merger shall not have been consummated on or before February 29, 2000, unless the failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party; or

      (d) by either CFB or River if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured before Closing or within 20 business days following receipt by the breaching party of written notice of such breach from the other party, whichever occurs first;

      (e) by CFB pursuant to the terms of Section 4.3(c) or 4.3(d), as applicable.

    7.2  Effect of Termination.  In the event of termination of this Agreement by either CFB or River as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, except that the obligations under Sections 4.1(d), 4.2(f), 5.4, and 7.2 shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of the willful breach by such party of any provision of this Agreement.

    7.3  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of River; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.4  Extension and Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any of the Schedules; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE 8

GENERAL PROVISIONS

    8.1  Non-Survival of Representations and Warranties.  No representation or warranty contained in this Agreement shall survive the Merger or the termination of this Agreement, except that Sections 3.2, 5.3 and this Section 8.1 shall survive the Merger, and Sections 4.1(d) and 4.2(f), 5.4 and 7.2 shall survive the termination of this Agreement.

    8.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when received by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to CFB, to:	Community First Bankshares, Inc. Attn: Bruce A. Heysse, SVP—Acquisitions 520 Main Avenue Fargo, ND 58124-0001
	with copies to:	Steven J. Johnson, Esq. Lindquist & Vennum P.L.L.P. 4200 IDS Center 80 South 8th Street Minneapolis, MN 55402-2205
and
(b)	if to River, to:	Charles R. Gesme River Bancorp, Inc. c/o Itasca State Bank of Grand Rapids 1215 Pokegama Avenue South Grand Rapids, MN 55744
	with copies to:	Frank B. Butler, Esq. Faegre & Benson 2200 Norwest Center 90 South 7th Street Minneapolis, MN 55402

    8.3  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    8.4  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

    8.5  Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    8.6  Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Sections 3.2 and 4.2(c) are intended for the benefit of the River shareholders; Section 4.2(g) is intended for the benefit of River officers and directors, and Section 5.3 is intended for the benefit of employees of the Bank.

    8.7  Rights of Ownership.  No party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

    8.8  Publicity.  Except as otherwise required by law or the rules of the Nasdaq Stock Market or the National Association of Securities Dealers, so long as this Agreement is in effect, neither CFB nor River shall, nor shall either of them permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

    8.9  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    8.10  Enforcement of Agreement.  Each of the parties hereto agrees that it will not object if the other party seeks to obtain an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provision hereof in any court in the United States or any state have jurisdiction. The prevailing party shall be entitled to recover its attorneys fees incurred in the successful enforcement of the terms and provisions of this Agreement.

    IN WITNESS WHEREOF, CFB and River have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

COMMUNITY FIRST BANKSHARES, INC.
By:	/s/ BRUCE A. HEYSSE
Name:	Bruce A. Heysse
Title:	SVP—Acquisitions
RIVER BANCORP, INC.
By:	/s/ RICHARD L. SHEPLEY
Name:	Richard L. Shepley
Title:	Chairman and President

ASSIGNMENT AND FIRST AMENDMENT OF
AGREEMENT AND PLAN OF MERGER

    This Assignment and First Amendment to Agreement and Plan of Merger is dated as of November 30, 1999 and entered into by and among Community First Bankshares, Inc., a Delaware corporation ("CFB"), River Bancorp, Inc., a Minnesota corporation ("River") and Ramsey Acquisition Corporation, a Minnesota corporation ("Acquisition").

    WHEREAS, CFB and River are parties to an Agreement and Plan of Merger dated as of July 26, 1999 (the "Agreement'); and

    WHEREAS, in order to effect the transaction contemplated by the Agreement, it is necessary for CFB to assign its interest in the Agreement to Acquisition, and to amend the Agreement, all as hereinafter set forth.

    NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

    1.  Assignment.  CFB hereby assigns all of its right, title and interest in and to the Agreement and transaction contemplated therein to Acquisition. CFB guarantees the full performance pursuant to the terms of the Agreement by Acquisition. Notwithstanding anything to the contrary in the Agreement or this Assignment and First Amendment, however, the merger consideration to be exchanged for the shares of River common stock shall continue to be shares of CFB common stock.

    2.  Amendment.  Notwithstanding anything to the contrary in the Agreement, the merger shall be effected pursuant to the Plan of Merger attached hereto as Exhibit A.

    3.  No Further Changes.  Except as hereinabove set forth, or as necessary to give effect to the modifications and amendments hereinabove set forth, there are no changes, modifications or amendments to the Agreement.

    4.  Counterparts.  This Agreement may be executed in counterparts all of which shall be considered one and the same document.

    IN WITNESS WHEREOF, CFB, River and Acquisition have caused this Agreement to be signed by the respective officers thereunto duly authorized as of the date first above written.

COMMUNITY FIRST BANKSHARES, INC.
By:

Its:

RIVER BANCORP, INC.
By:

Its:

RAMSEY ACQUISITION CORPORATION
By:

Its:

EXHIBIT A

PLAN OF MERGER

    This PLAN OF MERGER is dated as of November 30, 1999 ("Plan of Merger"), and entered into by and between Ramsey Acquisition Corporation, a Minnesota corporation ("Acquisition"), and River Bancorp, Inc., a Minnesota corporation ("River"). This Plan of Merger is joined in by Community First Bankshares, Inc., for purposes of the exchange of shares described in Article II, below.

    WHEREAS, CFB and River have entered into an Agreement and Plan of Merger dated July 26, 1999 (the "Agreement") that contemplates the merger of River with and into CFB (the "Merger"); and

    WHEREAS, CFB, River and Acquisition have entered into an Assignment and First Amendment of Agreement and Plan of Merger (the "Assignment"), pursuant to which CFB has assigned its right, title and interest under the Agreement to Acquisition, subject to the exchange of CFB Common Stock for River Common Stock in the Merger; and

    WHEREAS, the Boards of Directors of Acquisition and River deem it fair and equitable to, and in the best interests of, their respective corporations and stockholders that River be merged with and into Acquisition upon the terms and conditions provided in this Plan of Merger and the Agreement and pursuant to the Minnesota Business Corporation Act (the "Act"); and

    WHEREAS, the Board of Directors of CFB has authorized the issuance of fully paid and nonassessable shares of common stock, $.01 par value, of CFB ("CFB Common Stock") pursuant hereto.

    NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect:

ARTICLE I

THE MERGER

    1.01.  The Merger.  Subject to the terms and conditions of the Agreement, River will be merged with and into Acquisition, which will be the surviving corporation, in accordance with and with the effects provided in the Act.

    1.02.  Effective Time of the Merger.  Subject to the provisions of the Agreement, articles of merger (the "Articles of Merger") shall be duly prepared and executed by Acquisition and River and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the Act, on or as soon as practicable after the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota or at such later time as is provided in the Articles of Merger (the "Effective Time").

    1.03.  Effects of the Merger.

      (a) At the Effective Time, (i) the separate existence of River shall cease and River shall be merged with and into Acquisition as provided in Section 302A.641 of the Act (Acquisition and River are sometimes referred to herein as the "Constituent Corporations" and Acquisition is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Acquisition in effect as of the Effective Time (the "Articles") shall be the Articles of Incorporation of the Surviving Corporation, (iii) the Bylaws of Acquisition in effect as of the Effective Time (the "Bylaws") shall be the Bylaws of the Surviving Corporation and (iv) the members of the Board of Directors and committees thereof and the officers of Acquisition immediately prior to the Effective Time shall be the members of the Board of Directors and committees thereof and the officers of the Surviving Corporation, respectively.

      (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, power and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, power and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

    2.01.  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of River Common Stock, but subject to the conditions of the Agreement and the provisions of Section 302A.471 of the Act:

      (a)  Conversion of River Stock.  Subject to adjustment pursuant to Section 2.1(c) and 2.1(d) of the Agreement, the aggregate number of shares of CFB Common Stock to be exchanged for all of the issued and outstanding shares of River Common Stock and any and all options, warrants and rights exercisable for or convertible into shares of River Common Stock shall be 300,000 shares of CFB Common Stock.

  All calculations will be rounded to four decimal places. Any fractional share of CFB Common Stock will be paid in cash in accordance with Section 2.2(e) of the Agreement.

      (b)  Cancellation of Shares.  All shares of River Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of CFB Common Stock and cash to be exchanged or paid in consideration therefor upon the surrender of such certificate in accordance with this Plan of Merger, without interest.

      (c)  Cancellation of Options, Warrants and Rights.  All options, warrants and rights exercisable for or convertible into shares of River Common Stock, as existing and unexercised immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and each holder shall cease to have any rights with respect thereto.

      (d)  Dissenters' Shares.  Each outstanding share of River Common Stock as to which dissenters' rights have been asserted in accordance with the procedures of the Act and not withdrawn shall be accorded the rights provided by the Act and shall not be converted into or represent rights to receive the consideration hereunder unless and until the holder shall have failed to perfect or effectively withdrawn or lost such dissenters' rights.

    2.02.  Exchange of Certificates.

      (a)  Exchange Agent.  At the Closing, CFB shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of River Common Stock, certificates dated the Closing Date representing the shares of CFB Common Stock and the cash to be paid in lieu of fractional shares to be issued and paid pursuant to Section 2.1 of the Agreement in exchange for the outstanding shares of River Common Stock.

      (b)  Exchange Procedures.  The exchange of shares of River Common Stock for shares of CFB Common Stock shall be pursuant to the procedures provided for in Section 2.2(b)-(e) of the Agreement.

      (c)  Lost or Destroyed Shares.  In the event any River Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such River Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as CFB may direct as indemnity against any claim that may be made against it with respect to such River Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed River Certificate the shares of CFB Common Stock, and cash in an amount as determined in accordance with the provisions of the Agreement.

    2.03.  Conversion of Common Stock of Acquisition.  At the Effective Time, the shares of Acquisition Common Stock validly issued and outstanding immediately prior to the Effective Time shall continue outstanding as the sole outstanding shares of capital stock of the Surviving Corporation.

ARTICLE III

CONDITIONS; TERMINATION; AMENDMENT

    3.01.  Conditions to the Merger.  Consummation of the Merger is conditioned upon the fulfillment or waiver of the conditions precedent set forth in Article 6 of the Agreement.

    3.02.  Termination.  This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of River and Acquisition at any time prior to the Effective Time. If the Agreement is terminated in accordance withArticle 7 thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by River or Acquisition.

    3.03.  Amendment.  This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    3.04.  Extension; Waiver.  At any time prior to the Effective Time, Acquisition, CFB and River, by action taken or authorized by their respective Boards of Directors (or, in the case of CFB, the Finance Committee of its Board of Directors), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto and (ii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in written instrument on behalf of such party.

ARTICLE IV

GENERAL PROVISIONS

    4.01.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by nationally recognized overnight courier service, telecopied (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Acquisition	Community First Bankshares, Inc.
	and/or CFB, to:	Attn: Bruce A. Heysse, Senior Vice President 520 Main Avenue Fargo, ND 58124
	with a copy to:	Lindquist & Vennum P.L.L.P. Attn: Steven J. Johnson, Esq. 4200 IDS Center 80 South 8th Street Minneapolis, MN 55402-2205
(b)	if to River, to:	Charles R. Gesme River Bancorp, Inc. c/o Itasca State Bank of Grand Rapids 1215 Pokegama Avenue South Grand Rapids, MN 55744
	with a copy to:	Frank B. Butler, Esq. Faegre & Benson 2200 Norwest Center 90 South 7th Street Minneapolis, MN 55402

    4.02.  Interpretation.  The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

    4.03.  Counterparts.  This Plan of Merger may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

    4.04.  Governing Law.  This Plan of Merger shall be governed and construed in accordance with the laws of the State of Minnesota.

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TABLE OF CONTENTS TO AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER
ARTICLE 1
THE MERGER
ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
ARTICLE 4
COVENANTS OF RIVER AND CFB
ARTICLE 5
ADDITIONAL AGREEMENTS
ARTICLE 6
CONDITIONS PRECEDENT
ARTICLE 7
TERMINATION AND AMENDMENT
ARTICLE 8
GENERAL PROVISIONS
ASSIGNMENT AND FIRST AMENDMENT OF AGREEMENT AND PLAN OF MERGER
PLAN OF MERGER
ARTICLE I
THE MERGER
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
ARTICLE III
CONDITIONS; TERMINATION; AMENDMENT
ARTICLE IV
GENERAL PROVISIONS